ESSA Bancorp, Inc. Announces Fiscal 2022 First Quarter

Financial Results

Stroudsburg, PA. – January 26, 2022 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ:ESSA), the holding company for ESSA Bank & Trust (the “Bank”), a $1.9 billion asset financial institution providing full service commercial and retail banking, financial, and investment services in eastern Pennsylvania, today announced financial results for the fiscal first quarter ended December 31, 2021.

Net income was $4.6 million, or $0.47 per diluted share, for the three months ended December 31, 2021, up 11.6% for earnings and 14.6% for earnings per share from $4.1 million, or $0.41 per diluted share, for the three months ended December 31, 2020.

Gary S. Olson, President and CEO, commented: “The Company’s positive financial performance and earnings growth in the fiscal first quarter of 2022 established a strong foundation for the coming year. Diligent interest expense and balance sheet management, high asset quality, and a focus on efficiency supported quality earnings, which were among the highest quarterly earnings in the Company’s history.

“Commercial banking reflected a gradual but steady return to more normal conditions and activity, generating stable year-over-year interest income from commercial loans receivable. We continue to build the commercial loan pipeline, providing confidence that we will have growth opportunities in the coming quarters. Commercial real estate lending has been the strongest loan growth sector. Commercial & industrial lending has been stable, although it continues to reflect cautious attitudes among businesses and the fact that many are still drawing down on accumulated cash reserves to fund operations.

“Noninterest income, for the past several quarters, has been driven by exceptionally strong residential mortgage originations and subsequent gains on sale of mortgages to the secondary market. Rising rates, lack of housing inventory and longer construction periods suggest a slowing of residential lending activity. Nonetheless, we anticipate our superior service and digital capabilities will continue to support ESSA’s leadership in residential mortgage lending and origination.

“Our bankers continued to efficiently serve customers through a variety of channels from digital delivery to safe personal interactions. We believe fiscal 2022 first quarter results affirmed our commitment to reimagining the future of banking that will incorporate increased digital capabilities, new ways of collaborating with customers, less reliance on physical facilities, and new ways to educate and communicate with customers.

“During the first quarter, the Paycheck Protection Program (PPP) continued to wind down as loans were forgiven. We recognized fees for making these loans in the first quarter and expect additional fee income in the second quarter as the program concludes. With pandemic-related risks and challenges lessening to some extent but still present, we continue to operate with the strictest commitment to protecting the health and safety of employees and customers.

“We continue to be mindful of economic conditions such as inflation, supply chain issues that may affect some of our business customers and anticipated Federal Reserve interest rate increases. Many of the Company’s commercial loans are structured with adjustable rates. We anticipate this will mitigate market risks related to the anticipated rate increases.

“We are positioned to operate effectively and are optimistic about the opportunities to continue creating value.”

FISCAL FIRST QUARTER 2022 HIGHLIGHTS

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Net interest income after provision for loan losses increased to $13.6 million in the quarter ended December 31, 2021, compared with $12.0 million in the comparable period of fiscal 2021, primarily reflecting the positive impact of sharply reduced interest expense and a significantly lower provision for loan losses.

•

Quarterly interest expense declined to $846,000 from $2.0 million a year earlier, reflecting repriced deposits, reduced higher-cost borrowings, and active balance sheet management. The Company’s cost of interest-bearing liabilities declined to 0.24% in the fiscal first quarter of 2022 from 0.55% a year earlier.

•	The net interest margin improved to 3.03% in the first quarter of 2022 compared with 2.84% a year earlier, and the net interest rate spread increased to 2.98% compared with 2.74% a year earlier.

•	Lending activity was highlighted by 4.1% growth in commercial real estate loans to $615.6 million at December 31, 2021 from $591.2 million at September 30, 2021.

•

Total net loans at December 31, 2021 and September 30, 2021 were $1.34 billion, respectively, primarily reflecting commercial real estate growth offset by sales of $12.8 million of residential mortgage loans during the fiscal quarter, $9.4 million in forgiveness of PPP loans, $3.5 million of continuing run-off of indirect auto loans as they are phased out and a decline of $18.4 million in loans to states and political subdivisions.

•	Asset quality remained strong, with a ratio of nonperforming assets to total assets of 1.02% at December 31, 2021. The allowance for loan losses to total loans was 1.34%.

•	Total deposits were $1.63 billion at December 31, 2021, with lower-cost core deposits (demand, savings and money market accounts) comprising 87.8% of total deposits at December 31, 2021.

•	The Bank continued to demonstrate financial strength, with a Tier 1 leverage ratio of 10.09% at December 31, 2021, exceeding regulatory standards for a well-capitalized institution.

•

Total stockholders’ equity increased to $207.6 million at December 31, 2021 compared with $201.8 million at September 30, 2021 and tangible book value per share at December 31, 2021 increased to $18.43, or 2.8% compared to $17.92 at September 30, 2021 and $16.60 at December 31, 2020.

•

In January 2022, the Company enhanced its senior management structure, appointing Peter A. Gray Senior Executive Vice President and Chief Operating Officer. He most recently served as Executive Vice President and Chief Banking Officer. Executive Vice President Charles D. Hangen was named Chief Risk Officer. Joseph E. Bonsick, Regional President, Northern Region, was appointed Chief Banking Officer.

Fiscal First Quarter Income Statement Review

Total interest income was $14.4 million in the first quarter of fiscal 2022 compared with $14.9 million a year earlier, reflecting a $27.8 million decline in average interest earning assets and a decrease in the total yield on average interest earning assets to 3.22% from 3.29%. Interest income attributable to PPP loan fees amounted to $434,000 for the fiscal 2022 quarter compared with $524,000 for the 2021 quarter.

Interest expense was $846,000 for the quarter ended December 31, 2021, compared with $2.0 million for the same period in 2020. The cost of interest-bearing liabilities declined to 0.24% in the first quarter of 2022 from 0.55% a year earlier. The decline was attributable to lower deposit costs and the elimination of higher-cost borrowings. Average interest-bearing liabilities declined by $67.4 million in the first quarter of 2022 compared with the first quarter of 2021.

Net interest income for the three months ended December 31, 2021 was $13.6 million compared with $12.9 million for the three months ended December 31, 2020. The net interest margin for three months ended December 31, 2021 was 3.03% compared with 2.84% for the comparable period of fiscal 2021. The net interest rate spread improved to 2.98% in the first quarter of 2022, compared with 2.74% in the first quarter of 2021.

Net interest income after provision for loan losses in the three months of fiscal 2022 reflected a significantly lower provision for loan losses, primarily due to improved credit quality and a net charge-off/(recovery) of ($96,000) for the quarter. The net charge-off/(recovery) for the comparative three months of fiscal 2021 was $159,000. The Company recorded no provision for loan losses for the three months ended December 31, 2021, compared with $900,000 for the three months ended December 31, 2020.

Noninterest income was $2.3 million for the three months ended December 31, 2021, compared with $3.1 million for the three months ended December 31, 2020. Decreases in the gain on sale of residential mortgages to the secondary market, earnings on bank owned life insurance and commercial loan swap fees made up the majority of the decline.

Noninterest expense was $10.3 million for the three months ended December 31, 2021 compared with $10.2 million for the comparable period a year earlier.

Balance Sheet, Asset Quality and Capital Adequacy Review

Total assets were $1.87 billion at December 31, 2021 compared with $1.86 billion at September 30, 2021. Increases in cash and due from banks and investment securities held to maturity were partially offset by declines in investment securities available for sale.    At December 31, 2021, cash and cash equivalents were $198.4 million.

Total net loans were $1.34 billion at December 31, 2021 and September 30, 2021, respectively. Residential real estate loans were $580.3 million at December 31, 2021 and at September 30, 2021, respectively. The Company sold $12.8 million in residential mortgage loans to the Federal Home Loan Bank of Pittsburgh during the three months ended December 31, 2021, recording gains on the sale of these loans in noninterest income. Indirect auto loans declined by $3.5 million during the three months ended December 31, 2021, reflecting expected runoff of the portfolio as the Company exits the indirect auto lending business.

Commercial real estate loans were $615.6 million at December 31, 2021 compared with $591.1 million at September 30, 2021. Commercial loans were $56.5 million, compared with $63.5 million at September 30, 2021.The decline included a net decrease of $9.4 million in PPP loans during fiscal 2022. Loans to states and political subdivisions were $37.8 million at December 31, 2021 compared to $56.2 million at September 30, 2021.

Loans remaining in forbearance at December 31, 2021 included $18.8 million in commercial real estate and $368,000 in commercial & industrial. In total, these loans represent 1.4% of total outstanding loans at December 31, 2021 compared to 2.3% at September 30, 2021.

Total deposits were $1.63 billion at December 31, 2021 compared with $1.64 billion at September 30, 2021. Core deposits (demand accounts, savings and money market) were $1.44 billion, or 87.8% of total deposits, at December 31, 2021. Noninterest bearing demand accounts were $275.1 million, up 6.7% from September 30, 2021, interest bearing demand accounts declined 7.8% to $508.2 million from September 30, 2021 levels, and money market accounts were $458.7 million, up $30.5 million or 7.1% from September 30, 2021. Total borrowings remained at zero at December 31, 2021 as the Company shifted its wholesale funding to lower cost brokered deposits.

Asset quality remained strong, with nonperforming assets of $19.1 million, or 1.02% of total assets at December 31, 2021. The allowance for loan losses to total loans was 1.34%. Two commercial real estate loans account for just over 55% of the nonperforming assets at December 31, 2021. Management is confident that these loans are adequately collateralized.

For the three months ended December 31, 2021, the Company’s return on average assets and return on average equity were 0.98% and 8.90%, compared with 0.86% and 8.45%, respectively, in the comparable period of fiscal 2021.

The Bank continued to demonstrate financial strength with a Tier 1 leverage ratio of 10.09% at December 31, 2021, exceeding regulatory standards for a well-capitalized institution.

Total stockholders’ equity increased $5.8 million to $207.6 million at December 31, 2021, from $201.8 million at September 30, 2021, primarily reflecting net income growth and an increase in comprehensive income, offset in part by dividends paid to shareholders. Tangible book value per share at December 31, 2021 was $18.43 compared to $17.92 at September 30, 2021.

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly owned subsidiary, ESSA Bank & Trust, which was formed in 1916. Headquartered in Stroudsburg, Pennsylvania, the Company has total assets of $1.9 billion and has 21 community offices throughout the Greater Pocono, Lehigh Valley, Scranton/Wilkes-Barre, and suburban Philadelphia areas. ESSA Bank & Trust offers a full range of commercial and retail financial services, asset management and trust services, investment services through Ameriprise Financial Institutions Group and insurance benefit services through ESSA Advisory Services, LLC. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual, quarterly and current reports. In addition, the COVID-19 pandemic continues to have an adverse impact on the Company, its customers and the communities it serves. The adverse effect of the COVID-19 pandemic on the Company, its customers and the communities where it operates will continue to adversely affect the Company’s business, results of operations and financial condition for an indefinite period of time.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	December 31, 2021	September 30, 2021
	(dollars in thousands)
ASSETS
Cash and due from banks	$187,601	$146,841
Interest-bearing deposits with other institutions	10,820	12,105

Total cash and cash equivalents	198,421	158,946
Investment securities available for sale, at fair value	172,154	240,581
Investment securities held to maturity, at amortized cost	55,747	21,483
Loans receivable (net of allowance for loan losses of $18,210 and $18,113)	1,339,301	1,340,853
Loans, held for sale	388	381
Regulatory stock, at cost	5,059	4,651
Premises and equipment, net	13,543	13,605
Bank-owned life insurance	37,674	37,481
Foreclosed real estate	193	461
Intangible assets, net	454	520
Goodwill	13,801	13,801
Deferred income taxes	4,066	4,613
Other assets	27,545	24,060

TOTAL ASSETS	$1,868,346	$1,861,436

LIABILITIES
Deposits	$1,634,734	$1,636,115
Advances by borrowers for taxes and insurance	8,781	4,949
Other liabilities	17,212	18,550

TOTAL LIABILITIES	1,660,727	1,659,614

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid-in capital	181,634	181,659
Unallocated common stock held by the
Employee Stock Ownership Plan (“ESOP”)	(6,802)	(6,915)
Retained earnings	127,784	124,342
Treasury stock, at cost	(97,767)	(98,127)
Accumulated other comprehensive income	2,589	682

TOTAL STOCKHOLDERS’ EQUITY	207,619	201,822

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,868,346	$1,861,436

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three months Ended December 31,
	2021	2020
	(dollars in thousands, except per share data)
INTEREST INCOME
Loans receivable, including fees	$13,259	$13,760
Investment securities:
Taxable	1,011	997
Exempt from federal income tax	19	40
Other investment income	119	115

Total interest income	14,408	14,912

INTEREST EXPENSE
Deposits	846	1,772
Short-term borrowings	—	189
Other borrowings	—	39

Total interest expense	846	2,000

NET INTEREST INCOME	13,562	12,912
Provision for loan losses	—	900

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	13,562	12,012

NONINTEREST INCOME
Service fees on deposit accounts	783	789
Services charges and fees on loans	417	425
Loan swap fees	147	211
Unrealized gains on equity securities	1	7
Trust and investment fees	426	331
Gain on sale of loans, net	219	818
Earnings on bank-owned life insurance	193	343
Insurance commissions	147	168
Other	(5)	43

Total noninterest income	2,328	3,135

NONINTEREST EXPENSE
Compensation and employee benefits	6,334	6,396
Occupancy and equipment	1,094	1,067
Professional fees	695	533
Data processing	1,180	1,082
Advertising	93	101
Federal Deposit Insurance Corporation (“FDIC”) premiums	164	273
(Gain) loss on foreclosed real estate	(31)	(19)
Amortization of intangible assets	67	68
Other	708	677

Total noninterest expense	10,304	10,178

Income before income taxes	5,586	4,969
Income taxes	973	834

NET INCOME	$4,613	$4,135

Earnings per share:
Basic	$0.47	$0.41
Diluted	$0.47	$0.41
Dividends per share	$0.12	$0.11

	For the Three Months Ended December 31,
	2021	2020
	(dollars in thousands, except per share data)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,871,218	$1,909,423
Total interest-earning assets	1,778,273	1,806,116
Total interest-bearing liabilities	1,370,327	1,437,704
Total stockholders’ equity	205,528	194,105
PER COMMON SHARE DATA:
Average shares outstanding - basic	9,759,249	10,071,087
Average shares outstanding - diluted	9,761,457	10,073,907
Book value shares	10,489,391	10,820,816
Net interest rate spread:	2.98%	2.74%
Net interest margin:	3.03%	2.84%

Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531